THE FBR RUSHMORE FUND, INC.

Articles of Amendment

THE FBR RUSHMORE FUND, INC., a Maryland corporation having its principal office in Maryland in the City of Bethesda, Maryland (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: The Corporation's Articles of Incorporation are hereby amended to read as follows:

        Article FIFTH, Paragraph (d):

The authorized portfolios shall include: "FBR Total Return Bond Portfolio" (formerly, "FBR U.S. Government Bond Portfolio") consisting of 50,000,000 shares.

SECOND: The foregoing amendment to the Articles of Incorporation as hereinabove set forth was approved by a majority of the entire Board of Directors of the Corporation; the Charter amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders.

THIRD: These Articles of Amendment shall become effective as of January 1, 2003.

IN WITNESS WHEREOF, THE FBR RUSHMORE FUND INC., has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President, and witnessed by its Secretary, as of December 27, 2002.

The undersigned, Susan L. Silva, Vice President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation that the foregoing Articles of Amendment are the act of the Corporation and that to the best of my knowledge, information and belief, all matters and facts set forth relating to the authorization and approval of these Articles of Amendment are true in all materials respects, and that this statement is made under penalties of perjury.

WITNESS:	THE FBR RUSHMORE FUND, INC.
/s/ Dennis D. Delaney	/s/ Susan L. Silva
Name: Dennis D. Delaney	Name: Susan L. Silva
Title: Secretary	Title: Vice President